LLEX:NYSE American

LILIS ENERGY ACHIEVES FIRST QUARTER 2019 PRODUCTION GUIDANCE AND
PROVIDES OPERATIONAL UPDATE

Management to Review Financial Results and Provide an Update on Corporate Developments on Conference Call Webcast at 11:00 a.m. EDT on Friday, May 10, 2019

HOUSTON, TEXAS – April 25, 2019 – Lilis Energy, Inc. (NYSE American: LLEX), an exploration and production company operating in the Permian Basin of West Texas and southeastern New Mexico, today announced certain operating and financial results for the first quarter of 2019.

Highlights include:

•	Oil production of 3,530 Bop/d, above the mid-point of Lilis guidance range of 3,400 -3,600 Bop/d

•	NGL production of 827 Bbls/d compared to guidance of 800 – 1,000 Bbls/d

•	Boep/d production of 6,058

•	75% total production increase year-over-year, with a 52% increase in oil production

•	Commodity mix of 58% oil and 72% liquids

•	Realized oil pricing of 84% of WTI for the quarter, compared to guidance of 85%

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Realized pricing of 93% of WTI in March, resulting in approximately $16.50 per barrel improvement over January, and substantial enhancements in profit margins, which are expected to continue in the second quarter

•	Recurring LOE per BOE of $7.26 compared to guidance of $7.00 - $7.50 per BOE

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With just one new well flowing to sales in late Q1, oil production remained flat as compared to the previous quarter, confirming the quality of the Company’s existing production base, the Company expects substantial growth during the next three quarters

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DUC completions during the first and second quarter are expected to significantly benefit the results of the second and third quarters of 2019 as timing coincides with uplifts in realized pricing, and margin enhancements being recognized

▪	Three wells currently flowing back and one completing

▪	Four additional wells will be available for completion in the 2nd quarter/early 3rd quarter

•	Favorable commodity prices and attractive contract pricing provide the Company with increased flexibility to add another rig in the second half of 2019

The Company’s first quarter oil production came in at 3,530 Bop/d, above the midpoint of guidance, despite difficult weather and third-party midstream issues. Further, once pricing contracts became effective in March, Lilis saw substantially improved margins of approximately $16.50 per barrel differential between January and March. The Company anticipates realized pricing margins will further improve beginning July 1, 2019, as contracts adjust favorably. The Company strategically planned the completion of existing DUC wells to coincide with these enhancements.
Current drilling and development activities are focused on flowbacks, completing existing DUCs and wells drilling. These activities have already contributed to increased production in April. The Company expects additional increases in oil and liquids production in the second and third quarters based solely on drilling and development activities currently in process. Lilis will provide an updated operational report and second quarter guidance in early May. The Company also reaffirms its full-year guidance of 4,200 – 4,600 Bop/d and 1,000 – 1,200 Bbls/d of NGLs.
Ronald D. Ormand, Chairman and Chief Executive Officer, commented, “In the first quarter and into the second quarter, we have seen significantly improving operating fundamentals and results. We navigated through a difficult commodity environment, weather impacts, and third-party midstream issues, while also restructuring our balance sheet. We believe Lilis Energy is now at a significant inflection point. We expect increasing production from our current and on-going drilling and development activities, with associated increases in cash flows resulting from pricing contracts initiated in March and improved commodity pricing. We are well positioned to execute on our 2019 plan and achieve our growth objectives in the second half of the year, with a strong balance sheet and improved pricing margins that provide added flexibility to scale our CAPEX program in the second half of the year.”
Production
Production of 3,530 Bop/d for the first quarter was above the mid-point of guidance provided by the Company (3,400 – 3,600 Bop/d). Total production was 6,058 Boep/d. As previously reported, first quarter production volumes met expectations despite weather impacts and third-party midstream issues.

Q1 2019 Production	Actual Q1'19	Guidance Q1’19

Oil (Bbl)	317,669
Oil Production (Bop/d)	3,530	3,400 - 3,600
NGLs (Bbl)	74,446
NGLs Production (Bbls/d)	827	800 - 1,000
Realized Pricing
Realized pricing during the first quarter of 2019 benefited from improved regional oil differentials in the Permian Basin, along with favorable pricing contracts commencing March 1, 2019. For the next two quarters, the Company expects realized pricing for oil to see an uplift, based on contracts providing for MEH pricing. Lilis has put in place hedges for approximately 80% of PDP oil production in 2019.

	19-Mar	Q1'19
Realized Pricing
Oil ($/ Bbl)	$53.83	$46.28
Natural Gas ($/ MCF)	$1.32	$1.66
NGLS ($/ BOE)	$23.50	$19.75
Realized % of WTI	93%	84%
Benchmark pricing for the quarter included NYMEX WTI at $54.87/Bbl, NYMEX Henry Hub natural gas at $3.16/MMBtu and NGLs at $18.96/Bbl.
Current Operations Updates

The Company had six DUCs at year-end 2018. During the first quarter of 2019, the Company brought on the Oso #1H, which is currently in flowback, and completed the Haley #1H and Haley #2H in early April. Both Haley wells utilized zipper frac completions and have seen some of the Company’s most encouraging results to date.

Flowback:

•	Oso #1H – Target: Upper WC A

•	Haley #1H – Target: Lower WC A

•	Haley #2H – Target: Upper WC A

Completing:

•	NE Axis #2H – Target: Lower WC A. Frac completed, 43 stages, 1.5 mile lateral

•	NW Axis #2H – Target: Lower WC A

•	Kudu A #2H – Target: Lower WC B. To be zipper frac stimulated, when Kudu B #2H is drilled and cased, will be a dual frac completion with the Kudu B #2H

•	Ox #1H – Target: Upper WC B. Preparing for stimulation

Drilling:

•	Kudu B #2H – Target: Upper WC B. Setting 2nd Intermediate at 12,529 ft MD, on schedule for TD of 20,496 ft MD.

Conference Call
Management will host a conference call on Friday, May 10, 2019 at 11:00 a.m. EDT to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question and answer session.

Participants are asked to preregister for the call through the following link: http://dpregister.com/10131051. Please note that registered participants will receive their dial in number upon registration and will dial directly into the call without delay. Those without internet access or who are unable to pre-register may dial in by calling: 1-844-695-5520 (domestic), 1-412-902-6761 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the Lilis Energy Inc. call. The conference call will also be available through a live webcast, which can be accessed via the following link: https://services.choruscall.com/links/llex190510.html, which is also available through the company’s website at: http://investors.lilisenergy.com/events-presentations. A webcast replay of the call will be available approximately one hour after the end of the call through August 10, 2019. The replay can be accessed through the above links.

About Lilis Energy, Inc.
Lilis Energy, Inc. is a Houston-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered amongst the leading resource plays in North America. Lilis’ current total net acreage in the Permian Basin is over 20,000 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production and pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com.
Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to, our ability to replicate the results described in this release for future wells; the ability to finance our continued exploration, drilling operations and working capital needs; all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.
Forward-looking statements regarding expected production levels are based upon our estimates of the successful completion of drilled wells on schedule. Actual sales production rates from our wells can vary considerably from tested initial production (IP) rates and are subject to natural decline rates over the life of the well.
Contact:

Wobbe Ploegsma
V.P. Capital Markets & Investor Relations
210-999-5400, ext. 31